UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.    )*

BIRD GLOBAL, INC.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

09077J 107

(CUSIP Number)

November 3, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 09077J 107	Page 2 of 20 Pages

1	Name of Reporting Person NGP Switchback II, LLC
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,826,250
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,826,250

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,826,250
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (1)
11	Percent of Class Represented by Amount in Row (9) 19.80% (2)
12	Type of Reporting Person OO (Limited Liability Company)

(1)

Does not include 6,550,000 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that become exercisable 30 days after the completion of Switchback II Corporation’s initial business combination.

(2)	The percentage set forth in Row 11 of this Cover Page is based on the 39,531,350 shares of the Issuer’s common stock outstanding as of November 3, 2021.

CUSIP No. 09077J 107	Page 3 of 20 Pages

1	Name of Reporting Person Scott K. McNeill
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,826,250
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,826,250

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,826,250
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (1)
11	Percent of Class Represented by Amount in Row (9) 19.80% (2)
12	Type of Reporting Person IN

(1)

Does not include 6,550,000 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that become exercisable 30 days after the completion of Switchback II Corporation’s initial business combination.

(2)	The percentage set forth in Row 11 of this Cover Page is based on the 39,531,350 shares of the Issuer’s common stock outstanding as of November 3, 2021.

CUSIP No. 09077J 107	Page 4 of 20 Pages

1	Name of Reporting Person James E. Mutrie
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,826,250
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,826,250

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,826,250
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (1)
11	Percent of Class Represented by Amount in Row (9) 19.80% (2)
12	Type of Reporting Person IN

(1)

Does not include 6,550,000 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that become exercisable 30 days after the completion of Switchback II Corporation’s initial business combination.

(2)	The percentage set forth in Row 11 of this Cover Page is based on the 39,531,350 shares of the Issuer’s common stock outstanding as of November 3, 2021.

CUSIP No. 09077J 107	Page 5 of 20 Pages

1	Name of Reporting Person Christopher G. Carter
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,826,250
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,826,250

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,826,250
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (1)
11	Percent of Class Represented by Amount in Row (9) 19.80% (2)
12	Type of Reporting Person IN

(1)

Does not include 6,550,000 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that become exercisable 30 days after the completion of Switchback II Corporation’s initial business combination.

(2)	The percentage set forth in Row 11 of this Cover Page is based on the 39,531,350 shares of the Issuer’s common stock outstanding as of November 3, 2021.

CUSIP No. 09077J 107	Page 6 of 20 Pages

1	Name of Reporting Person Scott Gieselman
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,826,250
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,826,250

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,826,250
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (1)
11	Percent of Class Represented by Amount in Row (9) 19.80% (2)
12	Type of Reporting Person IN

(1)

Does not include 6,550,000 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that become exercisable 30 days after the completion of Switchback II Corporation’s initial business combination.

(2)	The percentage set forth in Row 11 of this Cover Page is based on the 39,531,350 shares of the Issuer’s common stock outstanding as of November 3, 2021.

CUSIP No. 09077J 107	Page 7 of 20 Pages

1	Name of Reporting Person Sam Stoutner
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,826,250
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,826,250

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,826,250
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (1)
11	Percent of Class Represented by Amount in Row (9) 19.80% (2)
12	Type of Reporting Person IN

(1)

Does not include 6,550,000 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that become exercisable 30 days after the completion of Switchback II Corporation’s initial business combination.

(2)	The percentage set forth in Row 11 of this Cover Page is based on the 39,531,350 shares of the Issuer’s common stock outstanding as of November 3, 2021.

CUSIP No. 09077J 107	Page 8 of 20 Pages

1	Name of Reporting Person Philip J. Deutch
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,826,250
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,826,250

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,826,250
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (1)
11	Percent of Class Represented by Amount in Row (9) 19.80% (2)
12	Type of Reporting Person IN

(1)

Does not include 6,550,000 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that become exercisable 30 days after the completion of Switchback II Corporation’s initial business combination.

(2)	The percentage set forth in Row 11 of this Cover Page is based on the 39,531,350 shares of the Issuer’s common stock outstanding as of November 3, 2021.

CUSIP No. 09077J 107	Page 9 of 20 Pages

1	Name of Reporting Person NGP ETP III Investments, LLC
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,826,250
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,826,250

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,826,250
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (1)
11	Percent of Class Represented by Amount in Row (9) 19.80% (2)
12	Type of Reporting Person OO (Limited Liability Company)

(1)

Does not include 6,550,000 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that become exercisable 30 days after the completion of Switchback II Corporation’s initial business combination.

(2)	The percentage set forth in Row 11 of this Cover Page is based on the 39,531,350 shares of the Issuer’s common stock outstanding as of November 3, 2021.

CUSIP No. 09077J 107	Page 10 of 20 Pages

1	Name of Reporting Person NGP XII US Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,826,250
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,826,250

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,826,250
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (1)
11	Percent of Class Represented by Amount in Row (9) 19.80% (2)
12	Type of Reporting Person PN (Limited Partnership)

(1)

Does not include 6,550,000 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that become exercisable 30 days after the completion of Switchback II Corporation’s initial business combination.

(2)	The percentage set forth in Row 11 of this Cover Page is based on the 39,531,350 shares of the Issuer’s common stock outstanding as of November 3, 2021.

CUSIP No. 09077J 107	Page 11 of 20 Pages

1	Name of Reporting Person NGP XII Holdings GP, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,826,250
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,826,250

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,826,250
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (1)
11	Percent of Class Represented by Amount in Row (9) 19.80% (2)
12	Type of Reporting Person OO (Limited Liability Company)

(1)

Does not include 6,550,000 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that become exercisable 30 days after the completion of Switchback II Corporation’s initial business combination.

(2)	The percentage set forth in Row 11 of this Cover Page is based on the 39,531,350 shares of the Issuer’s common stock outstanding as of November 3, 2021.

CUSIP No. 09077J 107	Page 12 of 20 Pages

1	Name of Reporting Person NGP Natural Resources XII, L.P.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,826,250
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,826,250

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,826,250
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (1)
11	Percent of Class Represented by Amount in Row (9) 19.80% (2)
12	Type of Reporting Person PN (Limited Partnership)

(1)

Does not include 6,550,000 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that become exercisable 30 days after the completion of Switchback II Corporation’s initial business combination.

(2)	The percentage set forth in Row 11 of this Cover Page is based on the 39,531,350 shares of the Issuer’s common stock outstanding as of November 3, 2021.

CUSIP No. 09077J 107	Page 13 of 20 Pages

1	Name of Reporting Person G.F.W. Energy XII, L.P.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,826,250
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,826,250

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,826,250
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (1)
11	Percent of Class Represented by Amount in Row (9) 19.80% (2)
12	Type of Reporting Person PN (Limited Partnership)

(1)

Does not include 6,550,000 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that become exercisable 30 days after the completion of Switchback II Corporation’s initial business combination.

(2)	The percentage set forth in Row 11 of this Cover Page is based on the 39,531,350 shares of the Issuer’s common stock outstanding as of November 3, 2021.

CUSIP No. 09077J 107	Page 14 of 20 Pages

1	Name of Reporting Person GFW XII, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,826,250
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,826,250

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,826,250
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (1)
11	Percent of Class Represented by Amount in Row (9) 19.80% (2)
12	Type of Reporting Person OO (Limited Liability Company)

(1)

Does not include 6,550,000 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that become exercisable 30 days after the completion of Switchback II Corporation’s initial business combination.

(2)	The percentage set forth in Row 11 of this Cover Page is based on the 39,531,350 shares of the Issuer’s common stock outstanding as of November 3, 2021.

CUSIP No. 09077J 107	Page 15 of 20 Pages

1	Name of Reporting Person NGP Energy Capital Management, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,826,250
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,826,250

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,826,250
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (1)
11	Percent of Class Represented by Amount in Row (9) 19.80% (2)
12	Type of Reporting Person OO (Limited Liability Company)

(1)

Does not include 6,550,000 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that become exercisable 30 days after the completion of Switchback II Corporation’s initial business combination.

(2)	The percentage set forth in Row 11 of this Cover Page is based on the 39,531,350 shares of the Issuer’s common stock outstanding as of November 3, 2021.

CUSIP No. 09077J 107	Page 16 of 20 Pages

EXPLANATORY NOTE

Item 1(a).	NAME OF ISSUER

Bird Global, Inc. (the “Issuer”).

Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

406 Broadway, Suite 369, Santa Monica, California, 90401

Item 2(a).	NAME OF PERSON FILING

This Schedule 13G is being jointly filed, pursuant to a Joint Filing Agreement attached hereto as Exhibit 99.1, by the following entities and persons, all of whom are together referred to herein as the “Reporting Persons”:

(i)	NGP Switchback II, LLC, a Delaware limited liability company;

(ii)	Scott K. McNeill;

(iii)	James E. Mutrie;

(iv)	Christopher G. Carter;

(v)	Scott Gieselman;

(vi)	Sam Stoutner;

(vii)	Philip J. Deutch;

(viii)	NGP ETP III Investments LLC, a Delaware limited liability company;

(ix)	NGP XII US Holdings, L.P., a Delaware limited partnership;

(x)	NGP XII Holdings GP, L.L.C., a Delaware limited liability company;

(xi)	NGP Natural Resources XII, L.P., a Delaware limited partnership;

(xii)	G.F.W. Energy XII, L.P., a Delaware limited partnership;

(xiii)	GFW XII, L.L.C., a Delaware limited liability company; and

(xiv)	NGP Energy Capital Management, L.L.C., a Texas limited liability company.

NGP Switchback II, LLC is the record holder of the shares reported herein. Scott K. McNeill is a manager and the Co-Chief Executive Officer of NGP Switchback II, LLC. James E. Mutrie is a manager and the Co-Chief Commercial Officer of NGP Switchback II, LLC. Christopher G. Carter, Scott Gieselman, Sam Stoutner and Philip J. Deutch are managers of NGP Switchback II, LLC. In addition, NGP ETP III Investments, LLC directly or indirectly owns a majority of the limited liability company interests of NGP Switchback II, LLC through its wholly owned subsidiary, NGP ETP III Investments, LLC, and NGP ETP III Investments, LLC’s majority owned subsidiary, NGP Energy Technology Partners III, LLC. NGP XII US Holdings, L.P. is the sole member of NGP ETP III Investments, LLC, NGP XII Holdings GP, L.L.C. is the sole general partner of NGP XII US Holdings, L.P., and NGP Natural Resources XII, L.P. is the sole member of NGP XII Holdings GP, L.L.C. G.F.W. Energy XII, L.P. is the sole general partner of NGP Natural Resources XII, L.P., and GFW XII, L.L.C. is the sole general partner of G.F.W. Energy XII, L.P. GFW XII, L.L.C. has delegated full power and authority to manage NGP XII US Holdings, L.P. to NGP Energy Capital Management, L.L.C.

CUSIP No. 09077J 107	Page 17 of 20 Pages

Information with respect to each Reporting Person is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of the information furnished by another Reporting Person. Pursuant to Rule 13d-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Reporting Persons expressly declare that the filing of this schedule shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Exchange Act or otherwise, the beneficial owner of any securities covered by this schedule held by any other person, and such beneficial ownership is expressly disclaimed.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the principal business office of each of the Reporting Persons is 5949 Sherry Lane, Suite 1010, Dallas, TX 75225.

Item 2(c).	CITIZENSHIP

(i)	NGP Switchback II, LLC – Delaware

(ii)	Scott K. McNeill – United States

(iii)	James E. Mutrie – United States

(iv)	Christopher G. Carter – United States

(v)	Scott Gieselman – United States

(vi)	Sam Stoutner – United States

(vii)	Philip J. Deutch – United States

(viii)	NGP ETP III Investments, LLC - Delaware

(ix)	NGP XII US Holdings, L.P. – Delaware

(x)	NGP XII Holdings GP, L.L.C. – Delaware

(xi)	NGP Natural Resources XII, L.P. – Delaware

(xii)	G.F.W. Energy XII, L.P. – Delaware

(xiii)	GFW XII, L.L.C. – Delaware

(xiv)	NGP Energy Capital Management, L.L.C. – Texas

Item 2(d).	TITLE OF CLASS OF SECURITIES

Class A common stock, par value $0.0001 per share

Item 2(e).	CUSIP NUMBER

The CUSIP number of the Class A Common Stock is 09077J 107.

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

Not applicable.

Item 4.	OWNERSHIP

The information required by Items 4(a) – (c) is set forth in Rows (5) – (11) of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

The percentages used in this Schedule 13G are calculated based upon the 39,531,350 shares of the Issuer’s common stock outstanding as of November 3, 2021.

CUSIP No. 09077J 107	Page 18 of 20 Pages

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following ☐.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATE: November 3, 2021

NGP SWITCHBACK II, LLC

/s/ James E. Mutrie
Name: James E. Mutrie
Title: Co-Chief Executive Officer and Manager

SCOTT K. MCNEILL

/s/ Scott K. McNeill
Scott K. McNeill

JAMES E. MUTRIE

/s/ James E. Mutrie
James E. Mutrie

CHRISTOPHER G. CARTER

/s/ Christopher G. Carter
Christopher G. Carter

SCOTT GIESELMAN

/s/ Scott Gieselman
Scott Gieselman

SAM STOUTNER

/s/ Sam Stoutner
Sam Stoutner

PHILIP J. DEUTCH

/s/ Philip J. Deutch
Philip J. Deutch

NGP ETP III INVESTMENTS, LLC

/s/ Christopher G. Carter
Name: Christopher G. Carter
Title: Authorized Person

NGP XII US HOLDINGS, L.P.
By: NGP XII Holdings GP, L.L.C., its general partner

/s/ Christopher G. Carter
Name: Christopher G. Carter
Title: Authorized Person

NGP XII HOLDINGS GP, L.L.C.

/s/ Christopher G. Carter
Name: Christopher G. Carter
Title: Authorized Person

NGP NATURAL RESOURCES XII, L.P.
By: G.F.W. Energy XII, L.P., its general partner
By: GFW XII, L.L.C., its general partner

/s/ Christopher G. Carter
Name: Christopher G. Carter
Title: Authorized Person

G.F.W. ENERGY XII, L.P.
By: GFW XII, L.L.C., its general partner

/s/ Christopher G. Carter
Name: Christopher G. Carter
Title: Authorized Person

GFW XII, L.L.C.

/s/ Christopher G. Carter
Name: Christopher G. Carter
Title: Authorized Person

NGP ENERGY CAPITAL MANAGEMENT, L.L.C.

/s/ Christopher G. Carter
Name: Christopher G. Carter
Title: Authorized Person